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                                                                     EXHIBIT 5.1

                                                    May 28, 2004



Fedders Corporation
505 Martinsville Road
Liberty Corner, New Jersey 07938

         Re:      Fedders North America, Inc.
                  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

                  I am Vice President and General Counsel of Fedders Corporation, a Delaware corporation (the "Guarantor") and of Fedders North America, Inc., a Delaware corporation (the "Company"), and have acted as general counsel to the Guarantor and the Company in connection with the public offering of $155,000,000 aggregate principal amount of the Company's 9 7/8% Senior Notes due 2014 (the "Exchange Notes") which are to be guaranteed on a senior subordinated basis pursuant to a guarantee (the "Guarantee") by the Guarantor and Emerson Quiet Kool Corporation, Columbia Specialties, Inc., Rotorex Company, Inc., Fedders Outlet, Inc., Fedders Inc., Trion, Inc., Melcor Corporation, Eubank Manufacturing Enterprises, Inc. and Envirco Corporation (collectively, the "Subsidiary Guarantors"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 9 7/8% Senior Notes due 2014 of the Company (the "Original Notes") under an Indenture dated as of March 8, 2004 (the "Indenture"), between the Company, the Guarantor, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreement dated as of March 8, 2004 (the "Registration Rights Agreement"), by and among the Company, the Guarantor, the Subsidiary Guarantors and Credit Suisse First Boston LLC.

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion, I have examined, or had others examine for me, originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act (the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture;
(iv) the

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Restated Certificate of Incorporation of the Company and the Guarantor; (v) the
Restated By-Laws of the Company and the Guarantor, as amended to date; (vi) certain resolutions adopted by the Board of Directors of the Company and the Guarantor relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters; (vii) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and (viii) the form of the Exchange Notes. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and the Guarantor and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and the Guarantor and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company and the Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and the Guarantor and others.

                  My opinions set forth herein are limited to the Delaware corporate law and the laws of the State of New Jersey that are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined law on the opinions herein stated.

                  Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes and the related Guarantee will constitute valid and binding obligations of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of


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equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  In rendering the opinion set forth above, I have assumed that the execution and delivery by the Company and the Guarantor of the Indenture and the Exchange Notes and the performance by the Company and the Guarantor of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company and the Guarantor or their respective properties is subject, except for those agreements and instruments which have been identified by the Company or the Guarantor as being material to it and which are listed in Part 2 of the Guarantor's Annual Report on Form 10-K.

                  This opinion has been prepared solely for your use in connection with the Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or by any other person without ny express prior written consent.

                  I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.



                                             Very truly yours,

                                             /s/ Robert N. Edwards


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